UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 14, 2014

Date of Report

(Date of earliest event reported)

FUTURE HEALTHCARE OF AMERICA

(Exact name of registrant as specified in its charter)

WYOMING	000-54917	45-5547692
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

5001 Baum Boulevard, Suite 770

Pittsburgh, Pennsylvania 15213

(Address of principal executive offices)

(412) 621-0902

Registrant's telephone number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

(i)  On January 14, 2014, Future Healthcare of America, a Wyoming corporation (the “Company”), and Bailert Group LLC (“Bailert”) executed a letter agreement (the “Agreement”) by which the Company engaged Bailert to provide business consulting services including the provision of introductions, assistance with the acquisition of business prospects, and the sale, lease, license, distribution and marketing of products to the Company’s customers.  In consideration of Bailert’s services, the Company agreed to pay Bailert a retainer of $5,000 per month together with a one-time issuance of 50,000 shares of the Company’s common stock. The Company also agreed to pay Bailert to-be-determined compensation for business prospects that the Company acquires or with whom it enters into another form of relationship. The term of the Agreement is six months, which the parties may subsequently renew for additional six-month terms.

(ii)  On January 15, 2014, the Company executed a Standard Office Lease (the “Lease”) with James H. Batmasian dba Investments Limited as agent for JHB Seaside Properties LLC, a Florida limited liability company (“JHB”), by which the Company agreed to lease an office property located at 420 Royal Palm Way, Suite 100, Palm Beach, Florida, for a term of 18 months commencing on February 1, 2014.  The Company intends to use the office as a base for its planned healthcare related merger and acquisition efforts.  Provided that it is not then in default under the Lease, the Company shall have the option to renew the Lease for two consecutive two-year terms.  Monthly rent under the Lease shall be $9,770.83 (subject to increase of five percent per year after the first year) plus additional rent charges of $3,542.63 per month as the Company’s pro rata share of real estate taxes, insurance expense and common area expense.  The Company plans to sublease a portion of the space to third parties to reduce the monthly costs to be paid by the Company.

Item 9.01  Financial Statements and Exhibits.

 (d)  Exhibits.

Exhibit No.

Description

10.1

Letter Agreement with Bailert Group LLC

10.2

Standard Office Lease

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUTURE HEALTHCARE OF AMERICA,

a Wyoming corporation

Dated:  January 30, 2014

By /s/ Christopher J. Spencer

Christopher J. Spencer, President